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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                INVESCO CALIFORNIA VALUE MUNICIPAL INCOME TRUST

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco California Value Municipal Income Trust (the "Fund") was held on August 26, 2016. The Meeting was held for the following purposes:

(1). Election of Trustees by Common Shareholders and Preferred Shareholders voting together as a single class.

(2). Election of Trustees by Preferred Shareholders voting as a separate class.

The results of the voting on the above matters were as follows:

                                              Votes     Votes
               Matters                         For     Withheld
               -------                      ---------- ---------
               (1).  Albert R. Dowden...... 43,293,474 1,893,376
                     Eli Jones............. 43,435,825 1,751,025
                     Raymond Stickel, Jr... 43,336,450 1,850,400

               (2).  Prema Mathai-Davis....      1,883         0